---------         -----------------------------    -----------------------------
- T H E -    For  First BancTrust Corporation       - N E W S   R E L E A S E -
                  206 S. Central Avenue            -----------------------------
INVESTOR          Paris, IL 61944                  The Investor Relations
                  (217) 465-6381                   Company serves as investor
RELATIONS                                          relations counsel to this
                                                   company, is acting on the
-COMPANY-                                          company's behalf in issuing
----------                                         this news release and
                                                   receiving compensation
                                                   therefor. The information
                                                   contained herein is furnished
                                                   for information purposes only
                                                   and is not to be construed as
                                                   an offer to buy or sell
                                                   securities.

For further Information:  ------------------------------------------------------
                                                                    EXHIBIT 99.1


At First BancTrust:                           At The Investor Relations Company:
Terry J. Howard                               Brien Gately or
President and Chief Executive Officer         Mike Arneth
(217) 465-0260                                (847) 296-4200


FOR IMMEDIATE RELEASE

            FIRST BANCTRUST CORPORATION REPORTS THIRD-QUARTER RESULTS

             o  NET LOAN PORTFOLIO INCREASES 16.7% TO $137.1 MILLION
             o  TOTAL ASSETS INCREASE TO $239.8 MILLION
             o  EXPANSION OF HEADQUARTERS UNDERWAY


PARIS, ILLINOIS, NOVEMBER 10, 2005--First BancTrust Corporation (Nasdaq: FBTC) today reported third-quarter net income of $262,000 or 11 cents per diluted share, compared with $299,000, or 12 cents per diluted share, a year earlier.

For the nine months ended September 30, 2005, net income was $965,000, or 40 cents per diluted share, compared with $849,000, or 35 cents per diluted share, for the prior-year period.

"Our net loan portfolio increased by 16.7 percent to $137.1 million at September 30, 2005 from $117.5 million at December 31, 2004, continuing our focus on originating quality loans as part of our strategy to improve core banking business. This also represents a nearly 6.7 percent increase in our loan portfolio from its level of $128.5 million at the close of the second quarter," said Terry J. Howard, president and chief executive officer. "Our efforts to lessen the effects of the substantial decrease in fees and other income related to the mortgage refinancing boom of a year ago are yielding results.
The growing loan portfolio should have a beneficial effect in future quarters."

Howard noted net interest income increased by 7.1 percent during the quarter to $1.9 million while the provision for loan losses decreased to $99,000 from $126,000 in the third quarter last year. That resulted in a 9.3 percent increase in net interest income to $1.8 million after provisions for loan losses. Net interest margin in the third quarter increased slightly to 3.38 percent from
3.36 percent in the third quarter a year ago as a result of an increase in the level of interest bearing assets although the company's interest spread declined by three basis points to 3.04 percent from 3.07 percent in the third quarter of last year. For the nine-month period, net interest income rose to $5.6 million from $5.4 million, an increase of 4.3 percent. Net interest margin remained constant in the first nine months of 2005 at 3.43 percent relative to its level in the first nine months of 2004. Interest spread in the first nine months of the year declined by six basis points to 3.06 percent from 3.12 percent in the same period a year earlier, according to the Company.

Noninterest income declined by 17 percent in the third quarter to $848,000 from $1.0 million in the third quarter a year ago. The decline resulted from a combination of lower service fees and charges, lower net loan servicing fees and lower net gains on sales of available securities, offset in part by an increase in customer service fees. For the first nine months of 2005, noninterest income declined by 4.7 percent to $2.5 million from $2.6 million in the same period a year earlier. The decline was primarily attributable to decreases in the net loan servicing fees and in net gains realized from loan sales, partially offset by an increase in gains on sales of available for sale securities and abstract and title fees.

Noninterest expenses for the nine-month period of 2005 were $6.6 million, compared with $6.3 million in the same period the previous year. The increase stemmed primarily from higher occupancy expenses, higher data processing expenses and a reduction in the amount of recovery of the previously recorded impairment of loan servicing rights, the majority of which had already been recovered. These were offset in part by reductions in the amortization of loan servicing rights and lower professional fees, noted the Company.

"Results for the quarter and nine-month periods reflected the changes to our business. We have been affected by a number of situations," Howard said, "We recorded a $62,000 one-time charge in the third quarter to reflect the fact that the consideration we received in a real estate exchange with the City of Paris, IL was less than the book value of the property we exchanged.

We are continuing to see the results of decisions we made earlier yield increasing benefits. The volume of new loans across all categories continues to grow. The commercial component of our portfolio has increased, primarily as a result of our decision to establish ourselves in Savoy where there is a greater amount of commercial loan activity. Our expanded product line is attracting deposits and yielding increases in customer fees," Howard noted.

EXPANSION EFFORTS CONTINUE

"As previously announced on October 3, we completed the acquisition of Rantoul First Bank," Howard noted. "That acquisition provides us with an increased footprint in economically vibrant Champaign County. We are in the process of integrating the Rantoul operation into our organization. Although the transaction, as mentioned in earlier announcements, is expected to be modestly dilutive to earnings in 2005, we expect it to be accretive in 2006 and beyond as the economy of Champaign County continues to expand.



Additionally, construction is underway on a significant expansion of our operations center in Paris. When completed in 2006, this $5.6 million project will not only increase the level of service our customers experience with conveniences such as multiple drive-through lanes, it will also improve the efficiency of our operations by bringing employees currently dispersed around town into a single location. The expanded facility will also be sufficient to accommodate our space needs as we continue to grow. It is an investment in the future of First BancTrust," added Howard.


ASSETS, DEPOSITS

Total assets at September 30, 2005, were $239.8 million compared with $230.9 million at December 31, 2004. Deposits were $158.4 million compared with $159.5 million at year-end 2004.



"Continued growth in our loan portfolio coupled with our expanded product line, which we expect to generate greater customer fee income, and our growing geographic presence in east-central Illinois have positioned us well to achieve continuing growth in both our assets and our profitability. However we will also be disciplined in pursuing further growth to make certain that we maintain high levels of service for our customers and generate the kind of returns our shareholders expect," Howard concluded.



ABOUT FIRST BANCTRUST



First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall, Savoy, and Rantoul, Illinois.



This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.



                              ... TABLES FOLLOW ...

                           FIRST BANCTRUST CORPORATION
                         SELECTED FINANCIAL INFORMATION
                   (in thousands of dollars except share data)

================================================================================================================================
BALANCE SHEET DATA                                                                                 SEPT. 30,           DEC. 31,
                                                                                                     2005                2004
                                                                                                  (unaudited)
                                                                                                  -----------         ----------
  Total Assets                                                                                     $  239,771         $  230,924
  Cash And Cash Equivalents                                                                             7,331              9,113
  Investment Securities                                                                                73,657             88,722
  FHLB Stock                                                                                            4,426              4,256
  Loans Held For Sale                                                                                     480                138
  Loans, Net Of Allowance For
    Loan Losses Of $2,396 And $2,300                                                                  137,107            117,448
  Deposits                                                                                            158,405            159,471
  Federal funds purchased                                                                               7,000              2,000
  Federal Home Loan Bank advances                                                                      40,500             40,500
  Junior subordinated debentures                                                                        6,186                  -
  Total Stockholders' Equity                                                                           26,320             27,547

  Book Value Per Common Share                                                                      $    11.08         $    11.04

================================================================================================================================
SUMMARY OF OPERATIONS                                        3 MONTHS ENDED SEPTEMBER 30,           9 MONTHS ENDED SEPTEMBER 30,
                                                                2005               2004               2005               2004
                                                             ----------         ----------         ----------         ----------
                                                                                       (unaudited)
  Interest Income                                            $    3,220         $    2,821         $    9,270         $    8,648
  Interest Expenses                                               1,357              1,081              3,660              3,269

  Net Interest Income                                             1,863              1,740              5,610              5,379

  Provision For Loan Losses                                          99                126                287                388

  Net Interest Income After Provision For Loan Losses             1,764              1,614              5,323              4,991
  Noninterest Income                                                848              1,022              2,500              2,622
  Noninterest Expense                                             2,305              2,171              6,589              6,315

  Income Before Income Tax                                          307                465              1,234              1,298
  Income Tax Expense                                                 45                166                269                449

  Net Income                                                 $      262         $      299         $      965         $      849

SHARE DATA
  Weighted Avg. Shares Out. - Basic                           2,205,758          2,271,313          2,250,875          2,260,285
  Weighted Avg. Shares Out. - Diluted                         2,348,986          2,418,342          2,390,816          2,420,902

  Basic Earnings Per Share                                   $     0.12         $     0.13         $     0.43         $     0.38
  Diluted Earnings Per Share                                 $     0.11         $     0.12         $     0.40         $     0.35

RATIOS BASED ON NET INCOME
  Return on Average
    Stockholders' Equity                                           3.96%              4.51%              4.78%              4.25%
    Return On Average Assets                                       0.44%              0.54%              0.41%              0.50%